EXHIBIT 10.50

                        AMENDMENT TO EMPLOYMENT AGREEMENT

Agreement made and entered into effective as of the _______day of April 2004 by and between RMS Titanic, Inc. (the "Company"), a Florida Corporation, and Arnie Geller (the "Executive").

Pursuant to Paragraph 12(b) of the Employment Agreement dated as of February 4, 2002 between the Company and the Executive, said Agreement is amended as follows:

1. Paragraph 1(b) is amended to extend the term of the Agreement until February 4, 2009.
2. Paragraph 3 is amended by adding Paragraph 3 (i) to provide the Executive with an Stock Option to acquire 400,000 shares of common stock shall be immediately vested and exercisable. The exercise price for all options granted to Executive hereunder shall be $1.64 per share, which is the closing price of such shares as of April 8, 2004. The options shall have an exercise period of ten (10) years from the date of this Agreement and shall contain a cashless exercise provision. The form of the option agreement is attached as Exhibit "A."
3. Paragraph 12(c) is amended such that the Executive is entitled to the payment by the Company of any and all attorney's fees, costs, and expenses he may incur contemporaneously with any action commenced for the enforcement of this Agreement or any amendments thereof. 4. All stock options granted to the Executive during the term of his employment shall remain exerciseable until the later of the fifth anniversary of the date of termination of employment or the expiration of such options on the scheduled expiration dates as set forth in the separate stock option agreements.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above COMPANY:

RMS TITANIC, INC.

By:
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Its:
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EXECUTIVE:

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               Arnie Geller